                                                                 EXHIBIT 10.10.1

                                                           EXECUTION COUNTERPART

                                                            Loan No.: 1227/OC-CH

================================================================================

                                 LOAN AGREEMENT

                                   dated as of

                                December 22, 1999

                                     between

                      COMUNICACION Y TELEFONIA RURAL S.A.

                                       and

                         INTER-AMERICAN DEVELOPMENT BANK

                                   $25,000,000

================================================================================

                                TABLE OF CONTENTS

                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

                                                                           Page
                                                                           ----
Section 1. Definitions and Accounting Matters............................     1
       1.01      Certain Defined Terms...................................     1
       1.02      Principles of Construction..............................     4

Section 2. The Commitment, Loan, the Notes and Prepayments...............     5
       2.01      Loan....................................................     5
       2.02      Disbursements...........................................     5
       2.03      Changes of the Commitment...............................     5
       2.04      Fees....................................................     6
       2.05      The Notes...............................................     6
       2.06      Optional and Mandatory Prepayments......................     7
       2.07      Premium for Prepayment of Fixed-Rate Loan...............     7

Section 3. Payments of Principal and Interest............................     7
       3.01      Repayment of Loan.......................................     7
       3.02      Interest................................................     8
       3.03      Late Charges............................................     9
       3.04      Maximum Interest Rate...................................     9
       3.05      Fixed Rate Option.......................................    10

Section 4. Payments; Computations; Etc...................................    10
       4.01      Payments................................................    10
       4.02      Computations............................................    11
       4.03      Minimum Disbursement Amounts............................    11
       4.04      Certain Notices.........................................    11

Section 5. Yield Protection, Etc.........................................    11
       5.01      Determination of Interest Rates Inadequate or Unfair....    11
       5.02      Increased Costs.........................................    12
       5.03      Illegality..............................................    12
       5.04      Costs, Expenses and Losses..............................    13
       5.05      Taxes...................................................    13

Section 6. Conditions....................................................    14
       6.01      Initial Disbursement....................................    14
       6.02      Initial and Subsequent Disbursements....................    14
       6.03      Suspension or Cancellation..............................    15

Section 7. Representations and Warranties................................    15

Section 8. Covenants of the Borrower.....................................    15

Section 9. Events of Default ............................................    16

Section 10. Miscellaneous................................................    16
       10.01     Notices.................................................    16
       10.02     Waiver..................................................    16
       10.03     Amendments, Etc.........................................    17
       10.04     Successors and Assigns..................................    17
       10.05     Assignments and Participations..........................    17
       10.06     Survival..... ..........................................    17
       10.07     Counterparts............................................    18
       10.08     Governing Law; Jurisdiction; Service of Process; Etc....    18
       10.09     Waiver of Jury Trial....................................    18
       10.10     No Immunity.............................................    18
       10.11     Judgment Currency.......................................    19
       10.12     Use of English Language.................................    19
       10.13     Captions................................................    19
       10.14     Severability............................................    19
       10.15     Confidential Information................................    19
       10.16     Set-Off.................................................    20
       10.17     Indemnity...............................................    20

EXHIBIT A       -       Form of Note
EXHIBIT B       -       Form of Disbursement Request
EXHIBIT C       -       Form Disbursement Receipt

                  LOAN AGREEMENT (this "Agreement") dated as of December 22. 1999, between: Comunicacion y Telefonia Rural S.A., a sociedad anonima duly organized and validly existing under the laws of Chile (the "Borrower"); and the Inter-American Development Bank, an international organization established by the Articles of Agreement among its member countries ("IDB").

                  The Borrower has requested that IDB make a loan to it in an aggregate principal amount not exceeding $25,000,000. IDB is prepared to make such loan upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

                  Section 1. Definitions and Accounting Matters.

                  1.01 Certain Defined Terms. Except as otherwise expressly provided herein, capitalized terms used herein which are defined in the Common Agreement (referred to below) shall have the meanings herein as defined therein. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

                  "A Loan" means the portion of the Loan made by IDB to the Borrower pursuant to Section 2.02(a).

                  "A Loan Interest Rate" means the rate of interest payable on the outstanding principal amount of the A Loan from time to time, determined in accordance with Section 3.02(a).

                  "Anticipated Income Stream" shall mean the aggregate interest payments which would have been due on the Loan at the interest rates specified in Section 3.05 hereof for the period from the prepayment date until the sixteenth Principal Payment Date, assuming that: (a) no prepayment takes place;
(b) the schedule of installment dates is adhered to; and (c) all payments are made on their due dates; provided, however, that if the maturity dates of the A Loan and the B Loan are different, then the Anticipated Income Stream shall be calculated separately for each of the A Loan and the B Loan.

                  "Applicable Law" means any law, statute, regulation, ordinance, communique, enactment, judgment, order, decree, directive, requirement or other similar legally binding decision of, or any legally binding interpretation of, any of the foregoing by any Governmental Body whether now or in the future in effect.

                  "Applicable Margin" means (a) with respect to a Disbursement of the A Loan, 4.50% per annum and (b) with respect to a Disbursement of the B Loan, a percentage per annum not to exceed 4.50%.

                  "Available Income Stream" shall mean the interest payments which would have been due on the Loan at a rate equal to the aggregate of (a) the Applicable Margin applicable to the A Loan and (b) the Current Swap Market Fixed Rate for the period from the prepayment date until the sixteenth Principal Payment Date, assuming that: (i) no prepayment takes place; (ii) the

                               IDB Loan Agreement
schedule of installment dates is adhered to; and (iii) all payments are made on their due dates: provided, however, that if the maturity dates of the A Loan and the B Loan are different, then the Available Income Stream shall be calculated separately for each of the A Loan and the B Loan,

                  "B Loan" means the portion of the Loan which may be made or acquired by the Participant(s) to the Borrower pursuant to Section 2.02(b).

                  "B Loan Interest Rate" means the rate of interest payable on the outstanding principal amount of the B Loan from time to time, as set out in
Section 3.02(b).

                  "Commitment" means the obligation of IDB to make one or more Disbursements in an aggregate principal amount up to but not exceeding $25,000,000 (as the same may be reduced at any time or from time to time pursuant to Section 2.03).

                  "Commitment Termination Date" means the date which is the earliest of (a) the date on which the aggregate amount of the Commitment is fully borrowed, (b) the unused Commitment is terminated in full or reduced to zero, (c) December 31, 2000 and (d) the date upon which Completion of Network Construction has occurred.

                  "Common Agreement" means the Common Agreement dated as of the date hereof among the Borrower, IDB and EDC.

                  "Disbursement" means any amount of the Loan (in the form of either an A Loan or a B Loan) disbursed from time to time pursuant to Section 2.02.

                  "Disbursement Request" means the notice by the Borrower to be made in accordance with Sections 2.02 and 4.04, substantially in the form of Exhibit B.

                  "Dollars" and "$" each means the lawful money of the United States of America.

                  "Conversion Notice" shall have the meaning assigned to such term in Section 3.05.

                  "Current Swap Market Fixed Rate" means the fixed rate quoted in the relevant swap market as the equivalent of the U.S. Dollar six-month
LIBOR: (a) for a notional principal amount equal to the amount of the Loan then outstanding, in Dollars; (b) for a period equal to the scheduled remaining life of the Loan; (c) with an amortization schedule as provided in Section 3.01; (d) on terms otherwise in accordance with the ISDA Terms (with any necessary determinations being made by IDB in accordance with customary market practices); and (e) calculated by IDB as of the prepayment date on the basis of quotations in the relevant swap market for value on that date; provided, however, that if the terms of the A Loan and the B Loan have different tenors and/or different amortization schedules, then the Current Swap Market Fixed Rate shall be calculated separately for each of the A Loan and the B Loan.

                  "Fixed Swap Equivalent Rate" means, as of any New York Business Day, the fixed interest rate being offered in the London eurodollar interbank market as the rate at which a floating interest rate obligation may be exchanged for a fixed interest rate obligation of similar maturity, amount and creditworthiness, as adjusted for transaction costs. The Fixed Swap

                               IDB Loan Agreement

 Equivalent Rate shall be the prevailing swap rate on the applicable Interest Rate Determination Date as determined by IDB with reference to generally-accepted quoted swap rates. IDB's determination of the Fixed Swap Equivalent Rate shall be conclusive in the absence of clearly demonstrable error.

                  "IDB" has the meaning given to such term in the introductory paragraph to this Agreement.

                  "Interest Payment Date" means November 15th and May 15th of each calendar year occurring during the term of this Agreement, or, if any such date is not a Business Day, the next succeeding Business Day.

                  "Interest Period" means:

                  (a) for any Disbursement, each period commencing on the date of such Disbursement and ending on and including the date preceding the next Interest Payment Date; or

                  (b) for those amounts in default payable pursuant to Sections 2.04, 5.01, 5.02, 5.03, 5.04 and 5.05 hereof and Sections 2.05, 2.06 and 10.04 of the Common Agreement, the period commencing on and including the date of default and ending on and including the date preceding the next Interest Payment Date;

and thereafter the period commencing on and including the relevant Interest Payment Date and ending on and including the date preceding the next Interest Payment Date.

                  "Interest Rate Determination Date" means (a) at any time when the interest rate applicable to the Loan is calculated by reference to LIBOR, the day which is two London Business Days prior to (i) the date of a Disbursement or (ii) any Interest Payment Date and (b) at any time after the exercise of the Borrower's option pursuant to Section 3.05, the day which is two New York Business Days prior to (i) the date of a Disbursement or (ii) the Interest Payment Date on which the option pursuant to Section 3.05 is exercised.

                  "ISDA Terms" means the terms and conditions set forth in the Master Agreement (Multicurrency-Cross Border) published by the International Swaps and Dealers Association, Inc.

                  "LIBOR" means, for any Interest Period, the rate per annum for six-month deposits appearing on Page 3750 of the Dow Jones Markets (Telerate) Service at approximately 11:00 a.m. London time on the relevant Interest Rate Determination Date as the rate for the offering of Dollar deposits having a term comparable to such Interest Period, provided that if more than one such rate appears, the offered rate shall be the arithmetic average (rounded upward, if necessary, to the nearest 1/16th of 1%) of such offered rates. If for any reason LIBOR cannot be determined by reference to Telerate Page 3750 on any Interest Rate Determination Date, IDB shall notify the Borrower and shall determine LIBOR as of such Interest Rate Determination Date using the arithmetic average (rounded upward, if necessary, to the nearest 1/16th of 1%) of such offered rates quoted by three internationally recognized banking

                               IDB Loan Agreement
institutions to be selected by the Senior Lenders on such Interest Rate Determination Date. All determinations of LIBOR by IDB shall be conclusive absent clearly demonstrable error.

                  "Loan" means the loan provided for in Section 2.01. Each reference to the "Loan" at any time after the execution and delivery of a Participation Agreement shall be deemed to be a reference to the A Loan and B Loan, collectively.

                  "Maintenance Amount" has the meaning assigned to such term in
Section 5.02.

                  "Net Present Value" means the value of the relevant Anticipated Income Stream discounted (with stops on the same dates as would have been Payment Dates) back to the prepayment date from each of the relevant Payment Dates at a discount rate equal to the Current Swap Market Fixed Rate.

                  "Notes" means the promissory notes provided for in Section 2.05(a), substantially in the form of Exhibit A.

                  "Participant" means a Person designated by IDB from whom IDB receives a formal commitment to acquire a Participation in the B Loan in the form of an executed Participation Agreement and, provided the prior written consent of IDB is obtained to such succession or assignment, any successor or assignee of such Person.

                  "Participation" means the interest of a Participant in the B Loan or, as the context may require, in a Disbursement of the B Loan.

                  "Participation Agreement(s)" means each Participation Agreement entered into between IDB and a Participant from time to time and pursuant to which such Participant agrees to acquire a Participation.

                  "Paying Agency Agreement" means the Paying Agency Agreement to be entered into among the Borrower, IDB and the Paying Agent, in all respects satisfactory to IDB in its sole discretion, with respect to the collection and administration of disbursements and payments made by the Borrower in respect of the Loan and other amounts payable hereunder and under the other Transaction Documents; provided, however, that, in the event there is not more than one Participant in the B Loan, there shall be no Paying Agency Agreement.

                  "Paying Agent" means the paying agent appointed pursuant to the terms of the Paying Agency Agreement, if any, in its capacity as paying agent thereunder, or any successor agent appointed pursuant to the terms of the Paying Agency Agreement.

                  "Principal Payment Dates" means May 15th and November 15th of each calendar year, commencing upon May 15, 2001, and ending on November 15, 2008.

                  1.02 Principles of Construction. Section 1.02 of the Common Agreement is incorporated herein by reference as if fully set forth herein.

                               IDB Loan Agreement

                  Section 2. The Commitment Loan, the Notes and Prepayments.

                  2.01 Loan. IDB agrees, on the terms and subject to the conditions of this Agreement, to make a loan (the "Loan") to the Borrower in Dollars on or before the Commitment Termination Date in an aggregate principal amount up to but not exceeding the amount of the Commitment. The Loan, which will be disbursed as provided in Section 2.02, may, subject to the execution and delivery of a Participation Agreement, consist of:

                  (a) an A Loan, to be funded by IDB from its ordinary capital resources; and

                  (b) a B Loan, to be funded by Participants, if any, pursuant to their respective Participation Agreements.

                  2.02 Disbursements. Disbursements of the Loan shall be made by IDB, in Dollars, upon receipt of a Disbursement Request from the Borrower and the Borrower's compliance with the provisions of Section 6 hereof, to the credit of an account of the Borrower maintained with a financial institution in New York, New York, advised to IDB, or to the credit of another account maintained with a bank in such place as the Borrower and IDB shall from time to time agree upon. The Borrower shall, in accordance with Section 4.04, deliver to IDB a request for such Disbursement (a "Disbursement Request") in writing, substantially in the form of Exhibit B and upon receipt of the proceeds of each Disbursement or any portion thereof, the Borrower shall execute and deliver to IDB within three Business Days after the Disbursement a receipt therefor substantially in the form of Exhibit C. In the event that a Participation Agreement has been executed and delivered prior to the Commitment Termination Date, IDB shall have no obligation to make a Disbursement of the B Loan except to the extent that each Participant shall have made available to IDB, in immediately available funds, its proportionate share of such Disbursement in accordance with the Participation Agreement to which it is a party.

                  2.03 Changes of the Commitment.

                  (a) Voluntary Reduction of Commitment. The Borrower shall have the right only on one occasion during the term of this Agreement to terminate or reduce the unutilized amount of the Commitment; provided that (i) the Borrower shall give notice of each such termination or reduction as provided in Section 4.04, (ii) a partial reduction shall be in an amount at least equal to $1,000,000 and (iii) the Borrower shall demonstrate to the written satisfaction of IDB, either (A) that sufficient available permitted sources of funds exist to achieve Completion of Network Construction or (B) that additional funds are not needed to achieve Completion of Network Construction.

                  (b) Automatic Termination of Commitment. The Commitment shall be automatically reduced to zero at the close of business on the Commitment Termination Date. Any borrowing hereunder shall be deemed to reduce automatically the Commitment in the amount of such borrowing. Amounts borrowed, and subsequently repaid or prepaid, may not be reborrowed.

                  (c) No Reinstatement of Commitment. The Commitment once terminated or reduced may not be reinstated.

                               IDB Loan Agreement

                  2.04 Fees.

                  (a) Commitment Fee. The Borrower shall pay to IDB a commitment fee on the daily average unutilized amount of the Commitment, for the period from and including the date hereof to but not including the earlier of the date the Commitment is terminated and the Commitment Termination Date, at a rate per annum equal to 0.75%. Accrued commitment fee shall be payable on each Interest Payment Date including the Interest Payment Date first following the earlier of the date the Commitment is terminated and the Commitment Termination Date.

                  (b) Front-End Fee. The Borrower shall pay to IDB a front-end fee in an amount equal to $250,000 on the date of the initial Disbursement of the Loan.

                  (c) Administration Fee. In the event that a Participation Agreement is executed and delivered at any time during the term of this Agreement, the Borrower shall pay to IDB on the first Interest Payment Date following such execution and delivery of such Participation Agreement and each anniversary thereof throughout the term of this Agreement an administration fee in an amount equal to the lesser of (i) $25,000 and (ii) the product of (A) $5,000 multiplied by (B) the number of Participants. The fee referred to in the preceding sentence shall be in addition to the Borrower's obligation to pay for any costs incurred under the Paying Agency Agreement and to reimburse any consultants' fees in connection with such administrative role.

                  (d) Underwriting Fee. Upon the execution and delivery of any Participation Agreement, the Borrower shall pay to the Participant party to such Participant Agreement an amount equal to 0.5% of the B Loan acquired pursuant thereto.

                  2.05 The Notes.

                  (a) As additional evidence of the Borrower's obligation to pay the principal of the Loan as provided herein, the Borrower shall execute and deliver to IDB or, at the direction of IDB, to the Custodian for the benefit of IDB, on the date of each Disbursement pursuant to Section 2.02 hereof, a duly executed and notarized promissory note of the Borrower (such Note also to be signed by Chilean Holdco, BVI Holdco and SR (BV) Holdings) on which stamp tax has been paid (such payment to be certified by the Notary Public that notarized such Note), payable on demand to the order of IDB, dated the date of such Disbursement, and in a principal amount equal to the amount of the Disbursement to be made by IDB on such date. The rights of IDB under this Agreement, and under each of the other Transaction Documents, shall not be limited, reduced or otherwise affected by the existence of, or any action with respect to, the Notes; provided, however, that any reduction (by repayment, prepayment or otherwise) in the principal amount of any Disbursement hereunder or repayment or prepayment of the face amount of the Notes, as the case may be, shall discharge pro tanto the equivalent face amount of the Notes or, as the case may be, the corresponding principal amount of any Disbursement hereunder.

                  (b) The Borrower shall re-execute the Notes as and when requested to do so by IDB or the Custodian for the benefit of IDB and in any event upon ten month intervals of the

                               IDB Loan Agreement
date of each Disbursement; it being understood that IDB or the Custodian may re-execute the Notes pursuant to the authority contained in the Power of Attorney described in the IDB Custodian Agreement.

                  (c) Upon the payment in full of the obligations evidenced thereby, IDB shall cancel, and return, or instruct the Custodian to cancel and return to the Borrower, each such Note so paid in full.

                  (d) IDB shall not be entitled to make a demand for payment under any Note unless the amounts so demanded are then due and payable (whether at scheduled maturity, by mandatory prepayment, acceleration or otherwise) by the Borrower in accordance with the terms of this Agreement. If IDB exercises any right in any court in Chile under any Note delivered pursuant to this Agreement, it shall not be required for such purpose to evidence to the Borrower or any other Person that such Notes represent obligations of the Borrower under this Agreement or any other Person under any other Transaction Document nor that any condition herein or therein has been fulfilled.

                  2.06 Optional and Mandatory Prepayments. The parties hereto agree that any optional or mandatory prepayment of the Loan shall be made in accordance with Section 2.05 or 2.06, as the case may be, of the Common Agreement.

                  2.07 Premium for Prepayment of Fixed-Rate Loan. In addition to the prepayment fees described in Sections 2.05 and 2.06 of the Common Agreement, if the Loan has been converted to a fixed rate of interest loan, then, on the date of any prepayment of the Loan in accordance with Section 2.05 or Section
2.06 of the Common Agreement, the Borrower shall pay a premium, in Dollars, in an amount equal to the positive difference, if any, between the Net Present Value of the Anticipated Income Stream and the Net Present Value of the Available Income Stream or, in the case of a partial prepayment, the same proportion of such difference as the proportion of the amount of the Loan to be prepaid to the amount of the Loan then outstanding. The determination by IDB of the prepayment premium shall be final and conclusive unless shown by the Borrower to have involved manifest error.

                  Section 3. Payments of Principal and Interest.

                  3.01 Repayment of Loan. The Borrower hereby promises to pay on the Principal Payment Dates to IDB the principal of the Loan in sixteen consecutive installments in amounts equal to the percentages (set forth below) of the aggregate principal amount of the Loan outstanding on the date following the date of the final Disbursement of the Loan hereunder, as follows:

Installment Number            Percentage
------------------            ----------
       1-4                       5.00%
       5-8                       6.00%
      9-16                       7.00%

provided that the Borrower shall pay the aggregate outstanding principal amount of the Loan on November 15, 2008. Amounts paid pursuant to this Section 3.01 may not be reborrowed. Upon

                               IDB Loan Agreement
the execution and delivery of any Participation Agreement. IDB shall notify the Borrower in writing the portion of each subsequent installment of principal which should be paid to IDB and to each Participant.

                  3.02 Interest.

                  (a) Provisions Specific to the A Loan. Subject to Sections
3.03 and 3.04, the Borrower shall pay interest on the outstanding principal amount of the A Loan from time to time as follows:

                  (i) During each Interest Period, the A Loan (or, in respect of the first Interest Period of each Disbursement, the amount of that Disbursement) shall bear interest at the A Loan Interest Rate (as determined under Section 3.02(a)(ii) below) for that Interest Period;

                  (ii) The A Loan Interest Rate shall equal the sum of LIBOR plus the Applicable Margin. The A Loan Interest Rate will be reset semiannually on each Interest Rate Determination Date during each year, will apply to the total outstanding disbursed amount of the A Loan at such dates and will accrue for the then relevant Interest Period between the immediately succeeding Interest Payment Date and the next succeeding Interest Payment Date. For Disbursements made on a date other than an Interest Payment Date, interest will accrue from the Disbursement Date until the next Interest Payment Date at the interest rate prevailing at the Interest Rate Determination Date plus the Applicable Margin corresponding to the monthly quoted LIBOR interest period equal to or greater than the period from the Disbursement to the next Interest Payment Date;

                  (iii) On each Interest Rate Determination Date for any Interest Period, IDB shall, in accordance with the relevant subsection above, determine the A Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower thereof; and

                  (iv) The determination by IDB, from time to time, of the A Loan Interest Rate shall be final and conclusive and shall be binding on the Borrower (absent manifest error).

                  (b) Provisions Specific to the B Loan. Subject to Sections
3.03 and 3.04, the Borrower shall pay interest on the outstanding principal amount of the B Loan from time to time as follows:

                  (i) The B Loan (or, in respect of the first Interest Period of each Disbursement, the amount of that Disbursement) shall bear interest at the B Loan Interest Rate (as determined under Section 3.02(b)(ii) below) for that Interest Period;

                  (ii) The B Loan Interest Rate shall equal the sum of LIBOR plus the Applicable Margin. The B Loan Interest Rate will be reset semiannually on each Interest Rate Determination Date during each year, will apply to the total outstanding disbursed amount of the B Loan at such dates and will accrue for the then relevant Interest Period between the immediately succeeding Interest Payment Date and the next succeeding Interest Payment Date. For Disbursements made on a date other than an Interest Payment

                               IDB Loan Agreement

         Date, interest will accrue from the Disbursement Date until the next Interest Payment Date at the interest rate prevailing at the Interest Rate Determination Date plus the Applicable Margin corresponding to the monthly LIBOR interest period equal to or greater than the period from the Disbursement to the next Interest Payment Date:

                  (iii) On each Interest Rate Determination Date for any Interest Period. IDB shall, in accordance with the relevant subsection above, determine the B Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower thereof; and

                  (iv) The determination by IDB, from time to time, of the B Loan Interest Rate shall be final and conclusive and shall be binding on the Borrower (absent manifest error).

                  3.03 Late Charges.

                  (a) Any principal of the Loan that is not paid by the Borrower when due hereunder and, to the extent permitted by Applicable Law, any interest on the Loan that is not paid by the Borrower when due hereunder, shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date actual payment is received by IDB at a rate per annum equal to the sum of (i) two percent (2%) per annum (or such lower rate as may be required by Applicable Law) plus (ii) the rate of interest (including the Applicable Margin) otherwise provided in Section 3.02(a) (in the case of the principal of, and interest on, the A Loan) or Section 3.02(b) (in the case of principal of, and interest on, the B Loan).

                  (b) All fees and other Obligations (other than principal of, and interest on, the A Loan and the B Loan) that are not paid by the Borrower when due hereunder or under any other applicable Financing Document shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date actual payment is received by IDB at a rate per annum equal to the sum of (i) two percent (2%) per annum (or such lower rate as may be required by Applicable Law) plus (ii) the rate of interest (including the Applicable Margin) provided in Section 3.02(a).

                  3.04 Maximum Interest Rate.

                  (a) No provision of this Agreement shall require, or be construed as requiring, the Borrower to pay interest or other charges on the Loan at a rate exceeding the maximum rate of interest or other charges permitted by Applicable Law.

                  (b) If the amount of interest payable on the Loan on any Interest Payment Date in respect of the immediately preceding Interest Period, computed pursuant to Section 3.02(a) or Section 3.02(b), as the case may be, would exceed the maximum amount permitted by Applicable Law, the amount of interest or other charges payable on such Interest Payment Date shall be automatically reduced to such maximum permissible amount.

                  (c) If the amount of interest payable on the Loan for any Interest Period is reduced pursuant to Section 3.04(b) and the amount of interest payable on the Loan for any subsequent Interest Period, computed pursuant to Section 3.02(a) or Section 3.02(b), as the case

                               IDB Loan Agreement
may be, would be less than the maximum amount permitted by Applicable Law, then the amount of interest payable on the Loan for such subsequent Interest Period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount of interest paid pursuant to this
Section 3.04(c) exceed the aggregate amount by which interest payable on the Loan has been reduced pursuant to Section 3.04(b).

                  (d) Except to the extent required pursuant to Applicable Law, none of the fees referred to in Section 2.04, any legal fees nor any other fees, charges or Obligations payable hereunder or under the other Transaction Documents shall be included as interest in calculating the amount of interest payable on the Loan.

                  3.05 Fixed Rate Option.

                  (a) The Borrower shall have the right, once during the life of the Loan, subject to the approval of the Central Bank under Applicable Law, to convert both the A Loan Interest Rate and the B Loan Interest Rate from LIBOR-based variable rates to a fixed interest rate, by providing written notice of the exercise of such conversion right to IDB (a "Conversion Notice"), not later than thirty (30) days prior to the Interest Payment Date as of which such conversion is to be effective. Upon such Interest Payment Date following the delivery of such a Conversion Notice, (i) the fixed interest rate applicable to the A Loan shall be equal to the sum of: (A) the Fixed Swap Equivalent Rate applicable to the A Loan on the Interest Rate Determination Date, plus (B) the Applicable Margin for the A Loan, plus (C) 1/8 of one percent (0.125%) and (ii) the fixed interest rate applicable to the B Loan shall be equal to the sum of:
(A) the Fixed Swap Equivalent Rate applicable to the B Loan on the Interest Rate Determination Date, plus (B) the Applicable Margin for the B Loan, plus (C) 1/8 of one percent (0.125%).

                  (b) The Borrower shall pay to IDB on the Interest Payment Date on which such conversion is to be effective a conversion fee of 1/8 of one percent (0.125%) on the outstanding amount of the Loan on the Interest Payment Date as of which such conversion is to be effective.

                  Section 4. Payments; Computations; Etc.

                  4.01 Payments.

                  (a) Payments by the Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower to IDB under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Borrower to IDB under any other Financing Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, not later than 1:00 p.m., New York City time, on the date on which such payment shall become due and in funds for same-day settlement, (a) in respect of the A Loan, to IDB at Bankers Trust Company, New York, ABA number 021001033,
Attention: MT-Foreign Section, for credit to account of IDB-PR1, account number 04246884, or at such other account or financial institution as IDB may, from time to time, notify the Borrower and (b) in respect of the B Loan, to such accounts(s) as IDB shall notify to the Borrower. Any payments received after 1:00 p.m. (New York City time) will be considered for all purposes as having been made on the next following Business Day.

                               IDB Loan Agreement

                  (b) Application of Payments. All payments made by or for the account of the Borrower under this Agreement or under the other Financing Documents will be applied first, to all amounts then due and payable other than principal and interest in such order as IDB may elect, second, to default interest owing pursuant to Section 3.03, third, to interest due and payable pursuant to Section 3.02, fourth, to principal due and payable, and lastly, to prepayment of installments of principal in inverse order of maturity; provided, however, that any prepayment made by the Borrower pursuant to Section 2.06(d) of the Common Agreement shall be applied pro rata to the remaining principal installments to be paid in accordance with Section 3.01. Notwithstanding the foregoing, if IDB shall at any time receive less than the full amount then due and payable to it in respect of the Obligations of the Borrower under this Agreement or any other Financing Document, IDB shall have the right (as between IDB and the Borrower) to allocate and apply such payment in any way or manner and for such purpose or purposes under this Agreement or any other Financing Document as IDB in its sole discretion shall determine, notwithstanding any instruction that the Borrower may give to the contrary.

                  (c) Extensions to Next Business Day. If the due date of any payment under this Agreement or the Notes would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

                  4.02 Computations. Interest on the Loan and the fees set forth in Section 2.04 shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

                  4.03 Minimum Disbursement Amounts. Each Disbursement, other than the last hereunder, shall be in an amount at least equal to $5,000,000.

                  4.04 Certain Notices. Notices by the Borrower to IDB of terminations or reductions of the Commitment, of Disbursements and of optional prepayments of the Loan shall be irrevocable and shall be effective only if received by IDB not later than 10:00 a.m., New York City time, on the number of Business Days prior to the date of the relevant termination, reduction, Disbursement or prepayment specified below or as otherwise acceptable to IDB:

                                                         Number of
               Notice                               Business Days Prior
               ------                               -------------------
Termination or reduction of the Commitment                  30
Disbursements of the Loan                                   10
Optional prepayment of the Loan                             60

Any notice of termination or reduction of the Commitments shall specify the amount of the Commitment to be terminated or reduced and be in writing.

                  Section 5. Yield Protection. Etc.

                  5.01 Determination of Interest Rates Inadequate or Unfair, (a) If, on or prior to the first day of any Interest Period:

                               IDB Loan Agreement

                  (i) IDB determines, in its reasonable judgment, that deposits in Dollars (in the applicable amounts) are not being offered to IDB or any Participant in the London interbank market for such Interest Period; or

                  (ii) IDB shall determine, in its reasonable judgment, that the LIBOR rate as determined by IDB will not adequately and fairly reflect the cost to IDB or any Participant of funding its portion of the IDB Loan for such Interest Period;

then IDB shall forthwith give notice thereof (which notice shall describe in reasonable detail the basis for such determination) to the Borrower, whereupon until IDB notifies the Borrower that the circumstances giving rise to such determination no longer exist, the obligations of IDB to make the Loan (or such Participant's portion thereof) shall be suspended until such time as IDB and the Participants may again make the Loan or portion thereof (in which case the provisions of the immediately succeeding paragraph shall be applicable).

                  (b) If the obligation of IDB to make the Loan (or a Participant's obligation to make its respective portion of the B Loan), is suspended pursuant to subsection (a), above (the portion of the Loan so affected, an "Affected Loan"), then the Affected Loan shall be automatically converted into a loan (as such, the "Converted Loan") which bears interest at a rate per annum to be designated by IDB in its sole discretion (which rate will, to the extent possible, reflect the credit spread for such Affected Loan and the cost to IDB of funding such Converted Loan (or the cost to such Participant of funding its portion of the Converted Loan)), whereupon all prepayments and payments of principal which would otherwise be applied to the Affected Loan shall be applied instead to the Converted Loan, and the Affected Loan shall be made or continued instead as the Converted Loan.

                  5.02 Increased Costs. In the event of any change in Applicable Law or regulation or the interpretation thereof by any Governmental Body charged with the administration thereof occurring after the date of this Agreement which imposes on IDB any condition regarding the making or maintaining of the Loan which increases IDB's net incremental cost of making or maintaining the Loan (including, without limitation, any reserve, special deposit, capital adequacy or similar requirement and any tax (other than any tax imposed on IDB's overall net income), duty or similar charge), IDB from time to time shall notify the Borrower of such increased cost and the Borrower shall pay to IDB on demand an amount equal to such increased cost (the "Maintenance Amount"). The IDB's determination of the Maintenance Amount shall be conclusive absent clearly demonstrable error, and IDB may use any reasonable averaging and attribution methods in determining the Maintenance Amount.

                  5.03 Illegality. Notwithstanding anything to the contrary contained in this Agreement, if, subsequent to the date of this Agreement, any change is made in any Applicable Law or the interpretation or application thereof by any Governmental Body shall make it unlawful for IDB or any Participant to continue to maintain or to fund the Loan or the relevant Participation or any portion thereof, the Borrower shall, upon request by IDB, prepay promptly in full that portion of the principal amount of the Loan which IDB advises is so affected, together with all accrued and unpaid interest and Maintenance Amount (if any) (and, if such prepayment is not made on an Interest Payment Date, any amount payable in respect of prepayment under Section 5.04) thereon and other amounts payable under Section 5.04 and the right of the

                               IDB Loan Agreement

Borrower to disbursement of that portion of the undisbursed Loan shall terminate: provided, however, that upon a prepayment by the Borrower under this
Section 5.03. the Borrower shall not be responsible for the prepayment fees set forth in Section 2.05(a) (vi) and Section 2.05(b) of the Common Agreement.

                  5.04 Costs. Expenses and Losses. If IDB or any Participant shall incur costs, expenses or losses, as a result of:

                  (a) any failure by the Borrower (i) to pay any Obligations due under this Agreement or any other Financing Document on the due date therefor, (ii) to borrow in accordance with any Disbursement Request made pursuant to Section 2.02, (iii) to make any prepayment in accordance with a notice of prepayment pursuant to Section 4.04 hereof and Section 2.05 of the Common Agreement or (iv) to make any repayment or prepayment required pursuant to Section 3.01 hereof or Section 2.06 of the Common Agreement, as the case may be, on any date other than the scheduled date for payment thereof; or

                  (b) any prepayment of all or any portion of the Loan on a date other than an Interest Payment Date;

the Borrower shall pay, in Dollars, upon request by IDB, the amount which IDB shall notify to the Borrower as being the aggregate of such actual costs, expenses and losses. For the purposes of the preceding sentence, "costs, expenses or losses" shall include any interest paid or payable to cover any unpaid amount, any "broken funding" or hedge liquidation costs, and any loss, premium, penalty or expense which may be incurred in liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or a Participation therein or any portion thereof (but in the case of a late payment, after taking into account any late payment interest received under
Section 3.02).

                  5.05 Taxes.

                  (a) Payments to Be Made Free and Clear of Covered Taxes. The Borrower acknowledges that under the Agreement Establishing the Inter-American Development Bank dated December 30, 1959, IDB and its properties, assets, income and transactions are immune from all taxes imposed by the IDB Members. All payments on account of the principal of and interest on the Loan, fees and all other amounts payable hereunder by the Borrower to or for account of IDB or, if applicable, any Participant, including, without limitation, amounts payable under paragraph (b) of this Section 5.05, shall be made free and clear of and without reduction or liability for Covered Taxes. The Borrower will pay all Covered Taxes, without charge to or offset against any amount due to IDB or, if applicable, any Participant, prior to the date on which penalties attach thereto, except for any Covered Taxes (other than Covered Taxes imposed on or in respect of any amount payable hereunder, under the Notes or under any other Financing Document) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, so long as no claim for such Covered Taxes is made on IDB or, if applicable, any Participant.

                               IDB Loan Agreement

                  (b) Indemnification by the Borrower. The Borrower shall indemnify IDB and any Participant against, and reimburse IDB and any Participant on demand for, any Covered Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, that IDB or any Participant may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Covered Taxes when due.

                  (c) Gross-up of Covered Taxes. In the event that the Borrower is required by applicable law, decree or regulation to deduct or withhold Covered Taxes from any amounts payable on, under or in respect of this Agreement or the Loan (including, without limitation, the Chilean income taxes referred to in paragraph (e) of this Section 5.05), the Borrower shall promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Covered Taxes, to enable such Person to receive from the Borrower on the due date thereof, an amount equal to the full amount stated to be payable to such Person under this Agreement; provided that in the event the Borrower is prevented by operation of law or otherwise from paying (or causing to be paid) such Covered Taxes, the principal, or (as the case may be) interest or other payment due under any Financing Document shall be increased to such amount as may be necessary so that each recipient of any payment under any Financing Document receives the amount such recipient would have received had no such Covered Taxes been imposed. The foregoing provisions shall not be applicable to taxes, duties, fees and other charges which are a direct consequence of a Participant having its principal office in Chile or having or maintaining a permanent office or establishment in Chile if and to the extent that the relevant Participation is acquired by such permanent office or establishment.

                  (d) Evidence of Payment of Covered Taxes. The Borrower shall furnish to IDB, original or certified copies of the official tax receipts in respect of each payment of Covered Taxes required under this Section 5.05, within 30 days after the date such payment is made, and the Borrower shall promptly furnish to IDB any other information, documents and receipts that IDB may reasonably require to establish to its satisfaction that full and timely payment has been made of all Covered Taxes required to be paid under this
Section 5.05.

                  (e) Representation as to Covered Taxes. The Borrower represents and warrants to IDB that, on and as of the date hereof, none of this Agreement or any of the other Financing Documents, or the execution or delivery by the Borrower of this Agreement or any of the other Financing Documents, is subject to any Covered Taxes, and no payment to be made by the Borrower under this Agreement is subject to any Covered Taxes, except for stamp tax at the rate of 1.2% applicable on the principal amounts disbursed.

                  Section 6. Conditions.

                  6.01 Initial Disbursement. The obligation of IDB to make the initial Disbursement hereunder and the obligation of the Borrower to make any payments hereunder is, in each case, subject to the satisfaction or waiver of each of the conditions precedent set forth in Section 6.01 of the Common Agreement.

                  6.02 Initial and Subsequent Disbursements. The obligation of IDB to make any Disbursement (including the initial Disbursement) of the Loan to the Borrower is subject to the

                               IDB Loan Agreement
satisfaction or waiver of each of the conditions precedent set forth in Section
6.02 of the Common Agreement and to Section 6.03 hereof.

                  6.03 Suspension or Cancellation.

                  (a) IDB may, by notice to the Borrower, suspend or cancel the right of the Borrower to receive Disbursements hereunder, in whole or in part, if any of the following occur:

                  (i) the initial Disbursement shall not have been made prior to June 18, 2000; or

                  (ii) IDB determines that a circumstance exists that could reasonably be expected to have a Borrower Material Adverse Effect or a SRT Material Adverse Effect; or

                  (iii) a Default or Event of Default has occurred and is continuing.

Upon the giving of such notice, any part of the Loan covered by the notice which has not been disbursed shall be suspended or canceled, as directed by IDB in its sole discretion. The exercise by IDB of the right of suspension shall not preclude IDB from exercising its right of cancellation as provided herein, either for the same or another reason, and shall not limit any other rights of IDB under any other provision of this Agreement or any of the other Financing Documents.

                  (b) IDB shall not be obligated to make any Disbursement hereunder if it determines at the time of such proposed Disbursement that it does not have access (for reasons outside of its control) to appropriate funding sources.

                  (c) The Commitment Fee applicable to any undisbursed portion of the Loan will continue to accrue and be payable during any suspension of IDB's obligation to make Disbursements pursuant to Section 6.03(a) and Section 6.03(b).

                  (d) Notwithstanding any cancellation or suspension of the Commitment, all the provisions of this Agreement and the other Financing Documents shall continue in full force and effect except as specifically provided.

                  (e) The Borrower's right to request a Disbursement terminates on the Commitment Termination Date.

                  Section 7. Representations and Warranties. The Borrower confirms the representations and warranties contained in Section 7 of the Common Agreement, as if made on the date of this Agreement, which representations and warranties are incorporated herein by reference as if fully set forth herein, in accordance with their terms.

                  Section 8. Covenants of the Borrower. The Borrower agrees that, so long as IDB has any Commitment hereunder or any amount payable under this Agreement remains unpaid, it shall observe and perform each of the covenants set forth in Section 8 of the Common Agreement, which covenants and agreements are incorporated by reference in this Agreement as if fully set forth herein, in accordance with their terms.

                               IDB Loan Agreement

                  Section 9. Events of Default. If an Event of Default under and as defined in the Common Agreement shall occur and be continuing, then IDB shall have (in addition to any and all other available remedies at law and in equity) each of the remedies to which it is entitled as provided in Section 9 of the Common Agreement.

                  Section 10. Miscellaneous.

                  10.01 Notices.

                  (a) Except in the case of notices and other communications expressly permitted to be given by telephone, any notice, claim, request, demand, consent designation, direction, instruction, certificate, report or other communication to be given hereunder shall be given in writing in the English language (or accompanied by an accurate English language translation upon which the recipient shall have the right to rely for all purposes) and will be deemed duly given when (i) personally delivered, (ii) sent by facsimile transmission (but only if, immediately after the transmission, the sender's facsimile machine records in writing the correct answer back) or (iii) ten days have elapsed after mailing by certified or registered mail, postage prepaid, in each case addressed to a party at its address or facsimile transmission number as set forth below or to another address or facsimile number of which that party has given notice in accordance herewith. Notice of address or facsimile number change shall be effective only upon receipt:

                  (A) if to the Borrower, to it at Av. Vitacura 2771, Oficina 405-B, Las Condes, Santiago, Chile, Attention of Mario Andrade (Telecopy No. 562-236-5776, Telephone No. 562-236-5656); and

                  (B) if to IDB, to the Inter-American Development Bank, Private Sector Department, 1300 New York Avenue, N.W., Washington, D.C. 20577,
         Attention: Loan Administration Unit (Telecopy No. 202-623-3639).

                  (b) Notwithstanding anything to the contrary contained herein or in any other Financing Document, and to the maximum extent permitted by law, any notice or demand required to be given by IDB to the Borrower hereunder or under any other Financing Document shall not be required to be given if the giving thereof is then prohibited by, or would then result in a violation of, any Applicable Law. The Borrower hereby irrevocably and unconditionally waives, to the maximum extent permitted by law, the giving of any such notice or demand in the circumstances described in the preceding sentence. The failure to give any such notice or demand shall not modify or adversely affect the obligations, duties and liabilities of the Borrower hereunder and under any of the other Financing Documents, each of which obligations, duties and liabilities shall be performed as though such notice or demand were given as contemplated herein and in the other Financing Documents.

                  10.02 Waiver. No failure on the part of IDB to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                               IDB Loan Agreement

                  The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by IDB relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Borrower shall take all measures necessary for any such action or proceeding commenced by IDB to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Borrower.

                  10.03 Amendments, Etc. No provision of this Agreement may be modified or supplemented except by an instrument in writing signed by the Borrower and IDB.

                  10.04 Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  10.05 Assignments and Participations.

                  (a) Assignments by the Borrower. The Borrower may not assign any of its rights or obligations hereunder, under the Notes or the other Financing Documents without the prior consent of IDB and any such assignment in contravention of the terms hereof shall be null and void.

                  (b) Assignment by the Lender. IDB may assign all or a portion of its Loan, its Notes and its Commitment to any Person. Upon execution and delivery by the assignee to the Borrower of an instrument in writing pursuant to which such assignee agrees to become a lender hereunder, and so long as no Default has occurred and is continuing, upon consent thereto by the Borrower (such consent not to be unreasonably withheld or delayed), the assignee shall have (unless provided in such assignment with the consent of he Borrower) the obligations, rights and benefits of the Lender hereunder in respect of the Commitment and Loans therefore held by the Lender, and the Lender shall be released form the Commitment, the extent of such assignment.

                  (c) Participations. IDB may sell or agree to sell to one or more Participants a Participation in all or any part of the Loan, or in the Commitment.

                  (d) Provision of Information to Assignees and Participants. IDB may furnish any information concerning the Borrower in the possession of IDB from time to time to Participants (including prospective assignees and participants) provided that such party has entered into a confidentiality and non-disclosure agreement with the Borrower in a form acceptable to the Borrower acting reasonably.

                  10.06 Survival. The obligations of the Borrower under Sections 5.01, 5.04 and 5.05 hereof and Section 10.04 of the Common Agreement shall survive the repayment of the Loan and the termination of the Commitment. In addition, each representation and warranty made, or deemed to be made by a notice of any Disbursement, herein or pursuant hereto or pursuant to any Transaction Document shall survive the making of such representation and warranty, and IDB shall not be deemed to have waived, by reason of making any Disbursement hereunder, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that IDB may have had notice or knowledge or

                               IDB Loan Agreement
reason to believe that such representation or warranty was false or misleading at the time such Disbursement was made.

                  10.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement; provided that original signature pages of each party hereto are delivered to each other party hereto within five Business Days.

                  10.08 Governing Law; Jurisdiction; Service of Process; Etc.

                  (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  (b) Submission to Jurisdiction and Venue; Process Agent.
Section 10.08 of the Common Agreement is incorporated herein by reference as if fully set forth in this Agreement and the Borrower confirms its consent and submission to jurisdiction and venue, and its appointment of CT Corporation System as its agent for the service of process.

                  10.09 Waiver of Jury Trial. THE BORROWER HEREBY ACKNOWLEDGES THAT IDB SHALL BE ENTITLED UNDER APPLICABLE LAW, INCLUDING THE PROVISIONS OF THE INTERNATIONAL ORGANIZATIONS IMMUNITIES ACT, TO IMMUNITY FROM A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER AGREEMENT TO WHICH THE BORROWER IS A PARTY, BROUGHT AGAINST IDB IN ANY COURT OF THE UNITED STATES OF AMERICA. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH OF THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, IDB HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY FINANCING DOCUMENT TO WHICH SUCH PERSON IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN IN ANY FORUM IN WHICH IDB IS NOT ENTITLED TO IMMUNITY FROM A TRIAL BY JURY.

                  10.10 No Immunity. To the extent that the Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, the Notes or any other Financing Document, to claim for itself or its Properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement, the Notes or any other Financing Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction. The Borrower agrees that the waivers set forth above shall have the fullest extent

                               IDB Loan Agreement
permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

                  10.11 Judgment Currency. The provisions of Section 10.11 of the Common Agreement shall apply mutatis mutandis to this Agreement and the Loan made hereunder.

                  10.12 Use of English Language. This Agreement has been negotiated and executed in the English language. Except for the originals of the Notes, all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including, without limitation, any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof. Except in the case of laws or official communications of Chile, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set forth therein.

                  10.13 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                  10.14 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any provisions of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired in any other jurisdiction thereby.

                  10.15 Confidential Information.

                  (a) Each of the parties hereto agrees that all Confidential Information supplied to it by the other party under this Agreement and the Transaction Documents shall be maintained in confidence and that it shall not disclose, without the consent of such other party (and except as expressly provided pursuant to this Section 10.15), any such Confidential Information to any other Person, and shall treat the information with the same degree of care against disclosure or unauthorized use which it affords confidential information of other third parties. For purposes hereof, "Confidential Information" means information delivered by or on behalf of the supplying party in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by the receiving party as being confidential information of the supplying party; provided, however, that such term does not include information that (i) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (iii) otherwise becomes known to the receiving party other than through disclosure by the supplying party or (iv) constitutes financial statements delivered to the receiving party under Section 6 or Section 8 of the Common Agreement that are otherwise publicly available.

                               IDB Loan Agreement

                  (b) Notwithstanding the foregoing. IDB may:

                  (i) disclose to any present or prospective agent, assignee or Participant who has agreed in writing to be bound by provisions substantially in the form contained in this Section 10.15;

                  (ii) disclose to its directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); and

                  (iii) disclose to any Person for the purpose of exercising any power, remedy, right, authority, or discretion under this Agreement or any other Transaction Document in connection with a Default or an Event of Default;

any documents or records of, or Confidential Information about, any such agreement (including this Agreement), or the assets, business or affairs of the Borrower.

                  (c) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IDB, a disclosure of information by IDB in the circumstances contemplated by this Section 10.15 does not violate any duty owed to the Borrower or agreement between IDB and the Borrower.

                  10.16 Set-Off. In addition to any rights and remedies of IDB provided by law, IDB shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured. at any time held or owing by IDB or any branch or agency thereof to or for the credit or the account of the Borrower. IDB agrees promptly to notify the Borrower after any such set-off and application made by IDB, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  10.17 Indemnity. The Borrower agrees to indemnify IDB and the Participants and to hold IDB and the Participants harmless from any and all claims, actions, liabilities, losses, damages, costs or expenses (whether direct or indirect, by contract, in tort, by operation of law or otherwise) incurred by or asserted or awarded against IDB or any Participant arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement or any of the Transaction Documents or transactions contemplated hereby and thereby or any use made or proposed to be made with the proceeds of the Loan, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its Affiliates, the SRT or creditors, IDB or any other Person, or IDB is otherwise a party thereto and whether or not the transactions contemplated thereby are consummated.

                               IDB Loan Agreement

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    COMUNICACION Y TELEFONIA
                                    RURAL S.A

                                    By: /s/ D'Arcy J. Leddy
                                       ---------------------------
                                       Name: D'Arcy J. Leddy
                                       Title: Director

                               IDB Loan Agreement

                                    INTER-AMERICAN DEVELOPMENT
                                       BANK

                                    By: /s/ Bernardo Frydman
                                       ---------------------------
                                       Name: Bernardo Frydman
                                       Title: Deputy Manager, Private Sector
                                       Department

                               IDE Loan Agreement